Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX
AMERICA • ASIA PACIFIC • EUROPE

July 22, 2019

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, New York 10020

Re:                             Ready Capital Corporation 6.20% Senior Notes Due 2026

Ladies and Gentlemen:

We have acted as tax counsel to Ready Capital Corporation, a Maryland corporation (the “Company”) in connection with the issuance and sale by the Company of $57,500,000 aggregate principal amount of the Company’s 6.20% Senior Notes Due 2026 (the “Notes”).  The Notes will be issued pursuant to an Indenture, dated as of August 9, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture thereto, dated as of February 26, 2019 (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture thereto, dated as of July 22, 2019 (the “Fourth Supplemental Indenture,” and together with the Third Supplemental Indenture and the Base Indenture, the “Indenture”), between the Company and the Trustee.

As part of our review, we have reviewed (i) a conformed copy of the Company’s shelf registration statement on Form S-3 (File No. 333- 219213) (the “Registration Statement”), registering the offer and sale of certain securities of the Company (including the Notes), filed by the Company with the Securities and Exchange Commission (the “Commission”), (ii) a copy of the final base prospectus dated July 7, 2017 (the “Base Prospectus”), as supplemented by the final prospectus supplement, dated July 18, 2019, relating to the Notes (the “Prospectus Supplement”), and (iii) a copy of the pricing term sheet relating to the Notes, dated July 18, 2019 (the “Final Term Sheet”). The Indenture, Registration Statement, Base Prospectus, Prospectus Supplement, and Final Term Sheet are referred to collectively herein as the Transaction Documents.

As special tax counsel to the Company, we have examined and relied upon forms of the Transaction Documents and upon originals or copies, certified or otherwise identified to our satisfaction, of such additional agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

authenticity of the originals of such latter documents.  Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents and that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials, officers and other representatives of the Company.

We have advised the Company with respect to certain federal income tax consequences of the proposed issuance of the Notes.  This advice is summarized under the headings “U.S. Federal Income Tax Considerations” and “Additional U.S. Federal Income Tax Considerations” in the Base Prospectus and the Prospectus Supplement.  Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

The opinions set forth herein are based upon the current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued or proposed thereunder, Revenue Rulings and other releases of the Internal Revenue Service (the “IRS”) and current case law, any of which can change at any time.  Any such changes can apply retroactively and modify the legal conclusions on which the opinions set forth herein are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Transaction Documents.  In addition, you should be aware that our opinions will have no binding effect on the IRS or a court and should not be considered a guarantee of the ultimate outcome of any controversy.  There can be no assurance that positions contrary to those stated herein may not be asserted by the IRS.

In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States.  The opinions expressed and the statements made herein are expressed and made as of the date hereof and we assume no obligation to update this opinion or advise you of changes in legal authorities, facts (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or waiver), assumptions or documents on which this opinion is based (or the effect thereof on the opinions expressed or the statements made herein) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering the opinions set forth herein unless we are specifically engaged to do so.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the discussion under the captions “U.S. Federal Income Tax Considerations” and “Additional U.S. Federal Income Tax Considerations” in the Base Prospectus and the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP